                                                              Filed Pursuant to
                                                                 Rule 424(b)(3)
                                                  Commission File NO. 333-39116


                             PROSPECTUS SUPPLEMENT
                      (TO PROSPECTUS DATED JUNE 23, 2000)


                       8,066,874 SHARES OF COMMON STOCK

                             MICHAELS STORES, INC.

                                 Common Stock

                      -----------------------------------

        This prospectus supplement supplements the prospectus dated June 23, 2000 of Michaels Stores, Inc. ("Michaels") relating to the sale by certain stockholders of Michaels of up to 8,066,874 shares of Michaels' common stock. This prospectus supplement should be read in conjunction with the prospectus, and this prospectus supplement is qualified by reference to the prospectus except to the extent that information herein contained supersedes the information contained in the prospectus. Capitalized terms used in this prospectus supplement and not otherwise defined herein have the meanings specified in the prospectus.

        This prospectus supplement restates in its entirety the information set forth under the caption "Resale of Shares; Selling Stockholders" in the prospectus.

        The date of this prospectus supplement is May 31, 2001.

                    RESALE OF SHARES; SELLING STOCKHOLDERS

        The persons listed in the following table are eligible to offer and sell shares acquired by them upon the exercise of options pursuant to the registration statement and this prospectus. The inclusion of any person in the following table is not an indication or admission that such person is an affiliate of Michaels. The ownership information set forth in the following table is presented as of April 20, 2001. 31,892,025 shares of common stock were issued and outstanding as of such date.

        Michaels is unaware whether the selling stockholders listed below intend to exercise the options or sell the shares they may acquire upon exercise of options.

        Michaels in the future may grant additional options to the persons listed below and may allow persons other than those listed below to offer and sell shares acquired upon exercise of options pursuant to the registration statement and this prospectus. Michaels will supplement this prospectus to reflect such changes as and when required by law.

                                             COMMON STOCK                           COMMON STOCK
                                              OWNERSHIP            NUMBER OF         OWNERSHIP
                                       PRIOR TO OFFERING (1)(2)    SHARES OF     AFTER OFFERING (2)
---------------------------------------------------------------  COMMON STOCK  ---------------------
NAME AND POSITION                         NUMBER   PERCENTAGE   OFFERED HEREBY   NUMBER   PERCENTAGE
----------------------------------------------------------------------------------------------------
Sam Wyly (3)
     Chairman of the Board of Directors  1,336,822    4.1%         500,000       836,822     2.6%
----------------------------------------------------------------------------------------------------
Charles J. Wyly, Jr. (4)
     Vice Chairman of the Board of
     Directors                             716,444    2.2%         250,000       466,444     1.5%
----------------------------------------------------------------------------------------------------
Stargate, Ltd. (5)                         280,000       *         200,000        80,000        *
----------------------------------------------------------------------------------------------------
Richard E. Hanlon (6)
     Director                               52,600       *          50,000         2,600        *
----------------------------------------------------------------------------------------------------
R. Michael Rouleau (7)
     Chief Executive Officer               332,341    1.0%         300,000        32,341        *
----------------------------------------------------------------------------------------------------
Bryan M. DeCordova (8)
     Executive Vice President -
     Chief Financial Officer                76,061       *          75,000         1,061        *
----------------------------------------------------------------------------------------------------
Thomas C. DeCaro (9)
      Senior Vice President -
      Merchandise Planning and
      Control                               17,754       *          17,500           254        *
----------------------------------------------------------------------------------------------------
Sue Elliott (10)
      Senior Vice President -
      Human Resources                       17,500       *          17,500             0        *
----------------------------------------------------------------------------------------------------
Duane Hiemenz (11)
     Senior Vice President -
     New Business Development               63,121       *          59,167         3,954        *
----------------------------------------------------------------------------------------------------

                                        2

                                             COMMON STOCK                           COMMON STOCK
                                              OWNERSHIP            NUMBER OF         OWNERSHIP
                                       PRIOR TO OFFERING (1)(2)    SHARES OF     AFTER OFFERING (2)
---------------------------------------------------------------  COMMON STOCK  ---------------------
NAME AND POSITION                         NUMBER   PERCENTAGE   OFFERED HEREBY   NUMBER   PERCENTAGE
----------------------------------------------------------------------------------------------------
James Tucker (12)
     Executive Vice President -
     Chief Information Officer              83,247       *          75,000         8,247        *
----------------------------------------------------------------------------------------------------
James C. Neustadt (13)
     Senior Vice President -
     Advertising and Marketing              79,846       *          79,375           471        *
----------------------------------------------------------------------------------------------------
Robert M. Spencer (14)
     Executive Vice President -
     Merchandising                          45,000       *          45,000             0        *
----------------------------------------------------------------------------------------------------
Douglas B. Sullivan (15)
     Executive Vice President -
     Development                           117,793       *          75,000        42,793        *
----------------------------------------------------------------------------------------------------
Richard C. Marcus (16)
     Director                               50,000       *          50,000             0        *
----------------------------------------------------------------------------------------------------
Edward F. Sadler (17)
     Executive Vice President -
     Store Operations                       73,750       *          68,750         5,000        *
----------------------------------------------------------------------------------------------------
Stephen W. Davis (18)
     Executive Vice President -
     Michaels.com                           89,500       *          89,500             0        *
----------------------------------------------------------------------------------------------------
Elizabeth A. VanStory (19)
     Director                               50,000       *          50,000             0        *
----------------------------------------------------------------------------------------------------

*Less than 1% of class.

(1) Based on ownership as of April 20, 2001. Persons holding shares of common stock pursuant to the Michaels Employees 401(k) Plan generally have sole voting and investment power with respect to such shares.

(2) Based on 31,892,025 shares of common stock issued and outstanding as of April 20, 2001.

(3) Includes 500,000 shares to be acquired upon exercise of options granted under the plan, all of which are presently exercisable. Also includes 589,536 shares of common stock held of record by Tallulah, Ltd., a limited partnership of which Mr. Wyly is the general partner, and 74,786 shares of common stock held of record by family trusts of which Mr. Wyly is trustee.

(4) Includes 250,000 shares to be acquired upon exercise of options granted under the plan, all of which are presently exercisable, of which 200,000 shares to be acquired under options granted under the plan are held by Stargate, Ltd., a limited partnership of which Mr. Wyly is the general partner. Also includes 80,000 shares of common stock held of record by Stargate, Ltd. and 386,444 shares of common stock held of record by family trusts of which Mr. Wyly is trustee.

(5) Includes 200,000 shares to be acquired upon exercise of options granted under the plan, all of which are presently exercisable, held of record by Stargate, Ltd. of which Charles J. Wyly, Jr. is the general partner.

(6) Includes 50,000 shares to be acquired upon exercise of options granted under the plan, all of which are presently exercisable.

(7) Includes 300,000 shares to be acquired upon exercise of options granted under the plan, 99,999 of which are presently exercisable, 33,333 of which become exercisable on July 30, 2001 and each of July 28, 2001 and 2002 and 33,334 of which become exercisable on each of August 5, 2001, July 30, 2002 and July 28, 2003. Also includes 3,166 shares of common stock held pursuant to the 401(k) Plan.

(8) Includes 75,000 shares to be acquired upon exercise of options granted under the plan, 24,999 of which are presently exercisable, 8,333 of which become exercisable on July 30, 2001 and each of July 28, 2001 and 2002 and 8,334 of which become exercisable on each of August 5, 2001, July 30, 2002 and July 28, 2003. Also includes 1,012 shares of common stock held pursuant to the 401(k) Plan.

(9) Includes 17,500 shares to be acquired upon exercise of options granted under the plan, 5,833 of which become exercisable on each of August 31, 2001 and 2002 and 5,834 of which become exercisable on August 31, 2003. Also includes 254 shares of common stock held pursuant to the 401(k) Plan.

(10) Includes 17,500 shares to be acquired upon exercise of options granted under the plan, 5,833 of which become exercisable on each of October 30, 2001 and 2002 and 5,834 of which become exercisable on October 30, 2003.

(11) Includes 59,167 shares to be acquired upon exercise of options granted under the plan, 16,666 of which are presently exercisable, 8,333 of which become exercisable on July 30, 2001, 5,833 of which become exercisable on each of July 28, 2001 and 2002, 8,334 of which become exercisable on each of August 5, 2001 and July 30,2002 and 5,834 of which become exercisable on July 28, 2003. Also includes 556 shares of common stock held pursuant to the 401(k) Plan.

(12) Includes 75,000 shares to be acquired upon exercise of options granted under the plan, 24,999 of which are presently exercisable, 8,333 of which become exercisable on July 30, 2001 and each of July 28, 2001 and 2002 and 8,334 of which become exercisable on each of August 5, 2001, July 30, 2002 and July 28, 2003. Also includes 1,247 shares of common stock held pursuant to the 401(k) Plan.

(13) Includes 79,375 shares to be acquired upon exercise of options granted under the plan, 48,749 of which are presently exercisable, 1,459 of which become exercisable on August 5, 2001, 5,833 of which become exercisable on July 30, 2001 and each of July 28, 2001 and 2002 and 5,834 of which become exercisable on each of July 30, 2002 and July 28, 2003. Also includes 471 shares of common stock held pursuant to the 401(k) Plan.

(14) Includes 45,000 shares to be acquired upon exercise of options under the plan, 9,999 of which are presently exercisable, 1,389 of which become exercisable on September 30, 2001, 1,945 of which become exercisable on August 5, 2001, 3,333 of which become exercisable on July 30, 2001 and each of July 28, 2001 and 2002, 5,000 of which become exercisable on each of January 31, 2002, 2003 and 2004 and 3,334 of which become exercisable on each of July 30, 2002 and July 28, 2003.

(15) Includes 75,000 shares to be acquired upon exercise of options granted under the plan, 24,999 of which are presently exercisable, 8,333 of which become exercisable on July 30, 2001 and each of July 28, 2001 and 2002 and 8,334 of which become exercisable on each of August 5, 2001, July 30, 2002 and July 28, 2003. Also includes 9,918 shares of common stock held pursuant to the 401(k) Plan.

(16) Includes 50,000 shares to be acquired upon exercise of options granted under the plan, all of which are presently exercisable.

(17) Includes 68,750 shares to be acquired upon exercise of options granted under the plan, 16,666 of which are presently exercisable, 16,667 of which become exercisable on October 29, 2001, 6,250 of which become exercisable on each of July 28, 2001, 2002 and 2003 and 16,667 of which become exercisable on October 29,2002.

(18) Includes 89,500 shares to be acquired upon exercise of options granted under the plan, 25,000 of which are presently exercisable, 25,000 of which become exercisable on each of December 31, 2001 and 2002, 4,833 of which become exercisable on each of July 28, 2001 and 2002 and 4,834 of which become exercisable on July 28,2003.

(19) Includes 50,000 shares to be acquired upon exercise of options granted under the plan, all of which are presently exercisable.


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